Exhibit 14.1

Moore Wallace Incorporated

Code of Ethics for Senior Financial Officers

Moore Wallace Incorporated (the “Company”) maintains a Code of Business Conduct and Ethics that applies to all employees, officers and directors of the Company. In addition, the Chief Executive Officer, Chief Financial Officer, Treasurer and any Assistant Treasurer, the Controller and any Assistant Controller and other senior financial officers performing similar functions who have been designated by the CFO (the “Senior Financial Officers”) are subject to the following additional policies:

All Senior Financial Officers shall:

1.	Act with the highest standards of honesty and integrity, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships. In particular, he or she must never use or attempt to use his or her position at the Company to obtain any improper personal benefit for himself or herself, for his or her family, or for any other person.

2.	Provide full, fair, accurate, timely and understandable disclosure in documents that the Company files with or submits to the Securities and Exchange Commission and the Canadian securities regulatory authorities, and in all other public communications made by the Company.

3.	Encourage open communication with senior management of the Company and accountants engaged in financial audits of the Company to promote full disclosure of all relevant and material financial information, both favorable and unfavorable, and to establish and administer financial accounting controls that are appropriate to ensure the integrity of the financial reporting process and the availability of timely and relevant information.

4.	Comply fully with all applicable governmental laws, rules and regulations and those of other private and public regulatory agencies that affect the conduct of the Company’s business and the Company’s financial reporting.

5.	Promptly bring to the attention of the Disclosure Committee or the EVP-Business and Legal Affairs and the CEO any information he or she may have concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other Company employees.

6.	Promote the prompt internal reporting of violations of this Code of Ethics for Senior Financial Officers or the Company’s Code of Business Conduct and Ethics in accordance with the process set forth below. The Company will not allow retaliation or harassment for reports made or concerns raised in good faith.

Moore Wallace is committed to maintaining a workplace where employees who reasonably believe that they are aware of violations of this Code of Ethics, including questionable accounting, internal accounting controls or auditing matters, or the reporting of fraudulent financial information to our shareholders, the government or the financial markets, can raise those concerns free of any harassment, discrimination or retaliation.

If you become aware of or suspect any violation of this Code of Ethics, including an improper transaction, accounting or auditing practice within the Company, or if you believe the Company’s internal accounting controls are deficient or improper or the Company is not providing full, fair, accurate, timely and understandable disclosure in its public filings or other public communications, you should report the matter immediately by calling the Moore Wallace Compliance Line at 1-800-620-7419. The line is available twenty-four hours a day, seven days a week, on a confidential (and, at your election, anonymous) basis. Matters reported on this line will be reported to the Audit Committee of the Board of Directors.

These reporting procedures are reasonably designed to deter wrongdoing and to promote accountability for adherence to the Company’s Code of Business Conduct and Ethics and this Code of Ethics for Senior Financial Officers. All Senior Financial Officers are expected to adhere to this Code of Ethics for Senior Financial Officers and the Company’s Code of Business Conduct and Ethics applicable to all employees.

The Audit Committee of the Board of Directors shall consider any request for a waiver of and any amendments to this Code of Ethics for Senior Financial Officers, and all such waivers or amendments shall be disclosed promptly as required by law.

As approved October 15, 2003